Exhibit 23.1

Independent Auditors’ Consent

EPIQ Systems, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-119042 of EPIQ Systems, Inc. on Form S-8, and in Registration Statement No. 333-116992 of EPIQ Systems, Inc. on Form S-3, of our report dated December 15, 2005 with respect to the combined balance sheets of nMatrix, Inc. and Affiliates as of December 31, 2004 and 2003, and their related combined statements of operations, changes in stockholder’s deficiency, and cash flows for the years then ended, appearing in this Current Report on Form 8-K/A of EPIQ Systems, Inc., dated January 30, 2006.

/s/ Hays & Company LLP

New York, New York
January 30, 2006